Exhibit 4.10

Addendum and Amendment to
Credit Agreement Dated February 11, 2010

Entered into in Tel Aviv as of the 14th day of April 2010

By and between:	The Lenders set forth in Appendix B of the Credit Agreement

Of the first part;

And:	Bank Hapoalim Ltd.
In its capacity as Facility Agent
And in its capacity as Security Trustee

Of the second part;

And:	B Communications (SP2) Ltd.
Private Company No. 51-440539-8
(Hereinafter, the "Company")

Of the third part;

WHEREAS, on February 11, 2010, the parties executed an agreement for the provision of credit by the Lenders, for the purpose of partially financing the Company's purchase of shares of Bezeq pursuant to the Purchase Agreement, and expenses and additional amounts to be borne by the Company in connection with the Purchase Transaction and in connection with the provision of the Credit and management thereof (hereinafter, the "Credit Agreement"); and

WHEREAS, the parties wish to amend the Credit Agreement, all as set forth in this Addendum below;

NOW, THEREFORE, the parties stipulate and agree as follows:

1.	General

1.1.	The preamble hereto constitutes an integral part hereof and is to be regarded as one of the provisions hereof.

1.2.	Unless stated otherwise, the terms appearing in this Addendum shall have the meaning ascribed to them in the Credit Agreement.

2.	Provision of Credit

2.1.
The Lenders hereby authorize the Facility Agent to sign a protocol for the completion of the transaction contemplated under the Credit Agreement, in the form attached hereto as Appendix 2.1 (hereinafter, the "Closing Protocol"), and the parties agree to act in accordance with the Closing Protocol.

2.2.
It is agreed that notwithstanding the provisions of Section 8.1 of the Credit Agreement, the conditions precedent enumerated in Section 8.2 of the Credit Agreement may be satisfied by the Closing Date (inclusive).

2.3.
It is further agreed that documents which,  pursuant to Section 8 of the Credit Agreement, furnishing therefore to the Lender through the Facility Agent is a condition to the provision of the Credit may be furnished by the date set forth in the Credit Agreement to one or more trustees who shall be acceptable to the Facility Agent, or shall be held in another manner by third parties, as set forth in the Closing Protocol, and such documents shall be released to the Lenders, through the Facility Agent, immediately after the Credit is provided and the Purchase Consideration is remitted to the Sellers, all as described in the Closing Protocol.

3.	Repayment of the Principal Amount of Credit B

It is agree that the words "equal and consecutive payments" in Section 9.3 shall be replaced by the words "consecutive payments (Spitzer Amortization Table)."

4.	Addition to Section 20.2 of the Credit Agreement

It is agreed that the following paragraph shall be added to the end of Section 20.2 of the Credit Agreement:

"It is agreed that in the event that any of Credit A and/or Credit B and/or Credit C and/or Credit D partially bears floating interest and partially bears fixed interest, then the order of repayment of the (principal) portion bearing floating interest and the (principal) portion bearing fixed interest of each of such Credits shall be as follows: (a) upon each repayment event, with the exception of a demand for immediate repayment – first, the (principal) portion of the relevant Credit bearing floating interest shall be repaid, and, thereafter, the (principal) portion of the relevant  Credit bearing fixed interest shall be repaid; and (b) in the event of a demand for immediate repayment – repayment shall be made in accordance with the pro rata ratio of the (principal) portion of the relevant Credit bearing floating interest to the (principal) portion of the relevant Credit bearing fixed interest.

In addition, it is clarified and agreed that in the event (principal) portions of Credit A and/or Credit B and/or Credit C and/or Credit D bear fixed interest at varying rates, then, in the event of early repayment (pursuant to Sections 16 and/or 17), the Company may, at its discretion, determine the order of repayment of the aforementioned Credit portions."

5.	Release of Surpluses from the Company's Account

5.1.
The Company declares that the equity capital which the Parent Company provided the Company together with a shareholder loan which the Parent Company is to provide the Company on the Date of Credit, as set forth in Section 8.7.1 of the Credit Agreement, shall leave a surplus in the Company's Account following payment of the purchase consideration to the Sellers pursuant to the provisions of the Credit Agreement, in the amount of NIS 122 million (hereinafter, the "Surplus Amount"). It is clarified that the Surplus Amount includes a total of NIS 100 million which is set forth in Section 8.3.2(s)(i) of the Credit Agreement.

5.2.
It is agreed that notwithstanding anything to the contrary in the Credit Agreement, including the Collaterals documents, and subject to the terms of the Permits, the following provisions shall apply with respect to the Surplus Amount:

5.2.1.
With respect to a total of NIS 55 million out of the Surplus Amount (hereinafter, the "Surpluses"): (a) the Company shall be entitled to use all or part of the Surpluses to pay transaction fees and expenses, including the aforementioned fees and expenses borne or to be borne by 012 Smile; and (b) the Company may provide all or part of the Surpluses to 012 Smile as a loan. It is clarified that the Company may, at any time, withdraw all or part of the Surpluses from the Company's Account without limitation, as aforementioned.

5.2.2.
With respect to a total of NIS 67 million out of the Surplus Amount, the provisions of the Credit Agreement applying with respect to the amount of NIS 100 million provided in Section 8.3.2(s)(ii) of the Credit Agreement shall apply.

5.3.
At the Company's request, which shall be made at its discretion, the Lenders, through the Facility Agent, shall agree to amend the Articles of Association of the Company to reflect the provisions of Section 5.2.1(b) above.

5.4.
The Company is aware that the foregoing consent to use all or part of the Surpluses, as set forth above, is a one-time consent, exclusive to the above circumstances, and such consent is not to be interpreted in a manner that enables the Company to perform other similar actions if they are not in accordance with the provisions of the Credit Agreement.

6.	Amendment of Collateral Documents

6.1.
It is hereby agreed to make amendments and supplements to the Collateral documents set forth below. The aforementioned documents shall be replaced by the forms attached to this Amendment. The documents are as follows:

6.1.1.	The Letter of Conditions and Encumbrance of Monies and Rights in Connection with the Deposit, attached as Appendix 16.1a to the Credit Agreement (Appendix 6.1.1 hereto).

6.1.2.	The Debenture, including the appendices thereto, for the creation of a lien by the Parent Company, which is attached as Appendix 22.1.1 to the Credit Agreement (Appendix 6.1.2 hereto).

6.1.3.
The Debenture, including the appendices thereto, for the creation of a floating charge over the assets of the Company, which is attached as Appendix 22.1.2 to the Credit Agreement (Appendix 6.1.3 hereto).

6.1.4.	The Debenture, including the appendices thereto, for the creation of encumbrances over the Company's assets, which is attached as Appendix 22.1.3 to the Credit Agreement (Appendix 6.1.4 hereto).

6.2.	In accordance with the amendment of the documents set forth above, the Credit Agreement shall be amended, as follows:

6.2.1.	"Appendix II" shall replace "Appendix III" in Section 8.7.7(d).

6.2.2.
Section 8.7.7(e) shall be replaced with the following language: "Instructions to the Company, with respect to amounts and assets due from the Company, in the form attached as Appendix III to the Upper Trust Agreement, approved by the Trust Company. The Parent Company shall sign the instructions, and the Company shall confirm receipt thereof, in the form attached thereto."

6.2.3.	Section 22.1.3.1(c) shall be cancelled.

6.2.4.
In Section 22.1.3.7, the words "on account of Shareholder Loans of any type and/or in connection with a management agreement to be executed between the Company and Bezeq" shall be deleted; the words "Appendix II" shall replace the words "Appendix B."

7.	Deletion of Reference to the Trust Account

It is agreed to delete from the Credit Agreement the references to the Trust Company's Account. Therefore, the Credit Agreement shall be amended as follows:

7.1.	The term " Trust Company Account" in Section 2 of the Credit Agreement shall be deleted.

7.2.
The words "… subject to the provisions regarding the transfer of monies via the Trust account, as set forth in the Lower Trust Agreement" shall be deleted from the end of the first sentence in Section 21.1(a) of the Credit Agreement.

7.3.	The words "… and/or the Trust Company's Account" shall be deleted from the first paragraph of Section 25.1 of the Credit Agreement.

8.	Completion of Details in the Credit Agreement

8.1.	The parties agree that the details of the "Company's Account" in Section 2 of the Credit Agreement are: account no. 634993 in the Central branch (600) of Bank Hapoalim Ltd.

8.2.	The parties agree that "B. Communications Ltd." shall appear in the definition of "012 Smile" in place of "012 Smile Communication Ltd."

8.3.	The parties agree that their addresses for purposes of the Credit Agreement, as set forth in Section 47.2 of the Credit Agreement, shall be as set forth in Appendix 8.2 hereto.

9.	Except as set forth in this Amendment above, there shall be no change to the remaining provisions of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto affix their signature:

B. Communications (SP2) Ltd. (the Company)	Israel Discount Bank Ltd. (as Lender)
Bank Hapoalim Ltd. (in its capacity as Lender)	HSBC Bank PLC (as Lender)
Mizrahi Tehafot Bank Ltd. (as Lender)	Union Bank of Israel (as Lender)
First International Bank of Israel Ltd. (as Lender)	Bank Leumi LeYisrael B.M. (as Lender)
Central Benefits Fund of Histadrut Employees Ltd. (under special management) (as Lender)	Makefet Fund Pension and Provident Center - AS Ltd. Pension Fund (as Lender)
Makefet Fund Pension and Provident Center - AS Ltd. (under special management) – Other-Purpose Funds (as Lender)	Mivtachim The Workers Social Insurance Fund Ltd. (under special management) - Pension Fund (as Lender)
Mivtachim The Workers Social Insurance Fund Ltd. (under special management) Illness and Accident Provident Fund (as Lender)	Hadassa Employees Pension Fund Ltd. (under special management) (as Lender)
"Egged" Members Pension Fund Ltd. (under special management) – Pension Track (as Lender)	"Egged" Members Pension Fund Ltd. (under special management) – Full Pension Track (as Lender)
Bank Hapoalim Ltd. (in its capacity as Security Trustee)	Bank Hapoalim Ltd. (in its capacity as Facility Agent)

Signature Confirmation

I, the undersigned, Ami Barlev, Adv., who serves as the legal counsel for B. Communications (SP2) Ltd. (hereinafter, the "Company"), hereby confirm that all the necessary resolutions have been received by the authorized organs of the Company, for the purpose of the Company's execution of this Addendum, and that this Addendum was duly executed by the Company, in accordance with its updated incorporation documents and by means of the parties authorized to bind it, and whose signature on this Addendum obligates the Company for all intents and purposes under this Addendum.

Ami Barlev, Attorney
April 14, 2010	License No. 43053
Date	Signature and stamp of attorney